Exhibit 99.1

WorldHeart Announces Voluntary Delisting from the Toronto Stock Exchange
WorldHeart Common Shares Continue to be Listed on the NASDAQ Capital Market

Oakland, CA — June 12, 2008: (NASDAQ: WHRT, TSX: WHT) — World Heart Corporation (the “Company”) announced today that the Company has determined to voluntarily delist its common shares from the Toronto Stock Exchange.  The Company’s business moved primarily to the United States in 2005 and approximately 80% of the stock trades occur on the NASDAQ Capital Market.  The common shares will be delisted from the Toronto Stock Exchange at the end of the day on Friday, June 13, 2008.

The Company’s common shares continue to be listed on the NASDAQ Capital Market.

About World Heart Corporation

WorldHeart is a developer of mechanical circulatory support systems. The Company is headquartered in Oakland, California, USA with additional facilities in Salt Lake City, Utah and Herkenbosch, Netherlands.  WorldHeart’s registered office is Ottawa, Ontario, Canada.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include any statements regarding the Company’s ability to regain compliance with the NASDAQ Capital Market listing requirements, as well as other statements that can be identified by the use of forward-looking language, such as “believes,” “feels,” “expects,” “may,” “will,” “should,” “seeks,” “plans,” “anticipates,” or “intends” or the negative of those terms, or by discussions of strategy or intentions. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation: the Company’s  immediate need for additional capital, risks in product development and market acceptance of and demand for the Company’s products; delisting from the NASDAQ Stock Market if compliance with the listing standards, including the Minimum Bid Price Rule and other minimum  standards, is not regained; and other risks detailed in the Corporation’s filings with the U.S. Securities and Exchange Commission, including without limitation its Annual Report on Form 10-KSB  for the year ended December 31, 2007.